Exhibit 99.1

FOR IMMEDIATE RELEASE

May 9, 2007

For more information: Mike Bauer, President & CEO, Nexxus Lighting, Inc.

Phone 407-857-9900 Fax 407-857-0050

email: mbauer@nexxuslighting.com

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NEXXUS LIGHTING TO ACQUIRE ADVANCED LIGHTING SYSTEMS

Orlando, Florida: Nexxus Lighting, Inc. (NASDAQ: NEXS), a world leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool and retail lighting today announced that it has signed a non-binding letter of intent to acquire Advanced Lighting Systems, Inc., (ALS) a leader in solid-state LED and fiber optic lighting technology based in Sauk Center, Minnesota. The transaction is scheduled to close on or before July 31, 2007, subject to satisfactory completion of a due diligence review, approval of Nexxus’ board of directors and other customary closing conditions.

“Advanced Lighting Systems is an excellent strategic fit with Nexxus Lighting, not only in terms of LED lighting/fiber optic products, but also with respect to technology and market coverage,” stated Mike Bauer, President and CEO of Nexxus Lighting. “They have an excellent team of people and our strategy is to provide ALS the infrastructure and resources to help them flourish as a brand and accelerate new product development. Paul Streitz, the President of Advanced Lighting Systems, brings over 15 years of experience working with LED and fiber optic lighting technology. He understands and believes in our vision and how to effectively implement that vision at ALS. Paul is expected to become a significant part of the team driving Nexxus Lighting to gain market share,” added Mr. Bauer.

“All of us at Advanced Lighting Systems are very excited about becoming a part of the Nexxus Lighting team,” stated Paul Streitz. “We believe that this is the time for companies like ours to consolidate in order to grow market share. As part of the Nexxus Lighting organization we hope to increase the rate of new product development and quickly bring new ALS product designs to market. This transaction will no doubt show the LED lighting industry that Nexxus Lighting is committed to growing its market share through strategic mergers and acquisitions,” concluded Mr. Streitz.

The plan calls for ALS to remain at its current location and maintain its brand identity under the Nexxus Lighting corporate umbrella. Mr. Streitz will remain as President of ALS reporting to Mr. Bauer. He will be working closely with the Nexxus Lighting executive team and board of directors on executing the company’s strategic vision to connect advanced technology with light.

Both parties have agreed that no other details of the proposed transaction will be disclosed at this time.

For more information, please visit the Nexxus Lighting, Inc. web site at www.nexxuslighting.com.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.